Exhibit 99.1

PRIMORIS SERVICES CORPORATION ANNOUNCES 2016 SECOND QUARTER FINANCIAL RESULTS

Board of Directors Declares $0.055 Per Share Cash Dividend

Financial Highlights

•                  2016 Q2 revenues of $456.8 million, a 6% decrease over 2015 Q2.

•                  2016 Q2 SG&A of $32.5 million, a 16% improvement over 2015 Q2

•                  2016 Q2 net income attributable to Primoris of $5.1 million, a 39% increase over 2015 Q2.  Earnings per share of $0.10 increased by $0.03 from 2015 Q2.

•                  2016 Q2 cash flow from operations of $41.1 million

•                  Total backlog of $1.91 billion at June 30, 2016

Dallas, TX — August 4, 2016— Primoris Services Corporation (NASDAQ GS: PRIM) (“Primoris” or “Company”) today announced financial results for its second quarter ended June 30, 2016.

The Company also announced that on August 3, 2016 its Board of Directors declared a $0.055 per share cash dividend to stockholders of record on September 30, 2016, payable on or about October 14, 2016.

David King, President and Chief Executive Officer of Primoris, commented, “While our bottom line improved over 2015’s second quarter results, I will be the first to tell you that we are not pleased with our performance this quarter.  The biggest earnings impact on the quarter was a significant write-down on two Texas Heavy Civil projects that have struggled with completion issues.  Our backlog, which is down from the first quarter, suffered from the timing of final contracts due to customer award delays.  Looking forward, we share the same challenges others in our industry are facing: project awards are being pushed back, and after being awarded, start dates are being delayed.  Environmental concerns, permitting struggles, and the continuing pressure from low oil prices are all contributing to a challenging operating environment.  Even with these challenges, we believe our backlog will grow by year’s end.”

Mr. King continued, “In the face of these headwinds, we are focusing on what we can control.  We have followed through on our commitment to lower our SG&A expenses, and we will continue with this effort.  We are continuing to develop new clients and locations to offer our services.  Our balance sheet remains strong, and our operating cash flow this quarter was the best second quarter cash flow since we went public in 2008.  Although they do fluctuate from year to year, we continue to pursue Master Service Agreements, which give us a revenue base that distinguishes us from many of our peers.”

2016 SECOND QUARTER RESULTS OVERVIEW

Revenues in the second quarter 2016 decreased by $26.7 million to $456.8 million from $483.5 million for the same period in 2015.  Gross profit for the second quarter 2016 decreased by $3.2 million to $43.3 million from $46.5 million for the same period in 2015.  Gross profit as a percentage of revenue decreased to 9.5% for the second quarter 2016, compared to 9.6% for the same period in 2015.

From an end-market perspective, our end-market revenues during the second quarter of 2016 compared to the prior year increased by $28.0 million for the industrial end-market, $3.2 million for the underground utility end-market, and $9.1 million for other markets. Revenues decreased by $19.5 million for the underground capital end-market, by $17.1 million for the engineering end-market, and by $30.4 million for the heavy civil end-market.

SEGMENT RESULTS

•              West Construction Services (“West segment”) — The West segment includes the underground and industrial operations and construction services performed by ARB, ARB Structures, Rockford, Q3C, and Vadnais.  Most of the entities perform work primarily in California; however, Rockford operates throughout the United States and Q3C operates in Colorado and the upper Midwest United States.  The segment also includes the operations of the Blythe, Wilmington and Carlsbad joint ventures.

•              East Construction Services (“East segment”) — The East segment includes the James Construction Group (“JCG”) Heavy Civil division, the JCG Infrastructure and Maintenance division, BW Primoris, and Cardinal Contractors, located primarily in the southeastern United States and in the Gulf Coast region of the United States.

•              Energy (“Energy segment”) — The Energy segment businesses are located primarily in the southeastern United States, the Gulf Coast region and the upper Midwest region of the United States. The segment includes the PES pipeline and gas facility construction and maintenance operations, the PES Industrial division, and the Aevenia and Ram-Fab operations. Additionally, the segment includes the OnQuest, Inc. and OnQuest Canada, ULC operations for the design and installation of liquefied natural gas facilities and high-performance furnaces and heaters for the oil refining, petrochemical and power generation industries.

Segment Revenues

(in thousands, except %)

	For the three months ended June 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
West	$222,432	48.7%	$239,999	49.6%
East	127,479	27.9%	154,887	32.0%
Energy	106,900	23.4%	88,659	18.4%
Total	$456,811	100.0%	$483,545	100.0%

	For the six months ended June 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
		Total		Total
Segment	Revenue	Revenue	Revenue	Revenue
West	$388,387	43.8%	$426,384	48.7%
East	275,450	31.0%	278,587	31.8%
Energy	223,420	25.2%	171,354	19.5%
Total	$887,257	100.0%	$876,325	100.0%

Segment Gross Profit

(in thousands, except %)

	For the three months ended June 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
West	$31,401	14.1%	$30,444	12.7%
East	374	0.3%	9,115	5.9%
Energy	11,510	10.8%	6,937	7.8%
Total	$43,285	9.5%	$46,496	9.6%

	For the six months ended June 30,
	2016 Unaudited		2015 Unaudited
		% of		% of
	Gross	Segment	Gross	Segment
Segment	Profit	Revenue	Profit	Revenue
West	$45,199	11.6%	$51,908	12.2%
East	11,896	4.3%	18,223	6.5%
Energy	25,467	11.4%	14,370	8.4%
Total	$82,562	9.3%	$84,501	9.6%

West Segment:  Revenues for the West segment decreased by $17.6 million in the second quarter 2016, compared to the same period in 2015.  The decrease was primarily the result of a decrease in volume at Rockford, the result of the 2015 completion of an 88-mile pipeline project in the Houston, Texas area. The decrease was partially offset by increased revenues at the ARB Structures division from the construction of several parking structures in southern California; increased revenues at Q3C as the weather improved earlier in 2016 and increased revenue at the ARB Underground division, primarily from work for its two largest utility customers.  Gross profit for the West segment increased by $1.0 million in the second quarter 2016, compared to the same period in 2015.  The increase in gross profit was primarily the result of increased revenues for Q3C, as well as second quarter 2015 impact of adverse weather conditions on Rockford’s gross profit.  These increases were offset by a decrease in gross margin at the ARB Underground division, primarily from a change in the mix of work done for its two largest utility customers and a delay in expected work in the quarter.

East Segment:  Revenues in the East segment decreased by $27.4 million in the second quarter 2016, compared to the same period in 2015.  The decrease was largely due to a decrease in revenue from a large petrochemical project in Louisiana for JCG’s Infrastructure & Maintenance division.  The gross profit for the East segment decreased by $8.7 million in the second quarter 2016, compared to the same period in 2015, primarily because of lower revenues at JCG’s Infrastructure and Maintenance division and the impact of weather and productivity issues on JCG Heavy Civil TXDOT projects, including the reduction for two Belton area jobs.

Energy Segment:  Revenues in the Energy segment increased by $18.2 million in the second quarter of 2016, compared to the same period in 2015. Increased revenues for the PES Industrial division related to the large petrochemical project in Louisiana were partially offset by declines at OnQuest due to the general decrease in work volume caused by project delays and an overall energy industry slowdown.  The gross profit for the Energy segment increased by $4.6 million in the second quarter 2016, compared to the same period in 2015.  The increase in gross profit is mainly attributable to the increased revenues at the PES Industrial division.

Selling, general and administrative expenses (“SG&A”) were $32.5 million, or 7.1% of revenues for the second quarter 2016, compared to $38.5 million, or 8.0% of revenues for the second quarter 2015.

Operating income for the second quarter 2016 was $10.8 million, or 2.4% of total revenues, compared to $7.9 million, or 1.6% of total revenues, for the same period last year.

Net non-operating items in the second quarter 2016 resulted in expense of $2.2 million, compared to $1.9 million in net expense in the second quarter 2015.

The provision for income taxes for the second quarter 2016 was $3.3 million, for an effective tax rate on income attributable to Primoris of 39.7%, compared to $2.3 million, for an effective tax rate on income attributable to Primoris of 39.1%, in the second quarter 2015.

Net income attributable to Primoris for the second quarter 2016 was $5.1 million, or $0.10 per diluted share, compared to net income attributable to Primoris of $3.6 million, or $0.07 per diluted share, in the same period in 2015.

Fully diluted weighted average shares outstanding for the second quarter 2016 increased slightly to 52.02 million from 51.82 million in the second quarter 2015.

OTHER FINANCIAL INFORMATION

Primoris’ balance sheet at June 30, 2016 included cash and cash equivalents of $97.1 million, working capital of $245.6 million, total debt and capital leases of $250.6 million and stockholders’ equity of $488.6 million.  Primoris’ tangible net worth at June 30, 2016 was $328.6 million.

Based on expected start dates for the power plant and major pipeline projects in backlog, anticipated levels of customer maintenance, MSA spending, and new project awards, and given the continued uncertainty caused by the energy markets, the Company estimates that for the four quarters ending June 30, 2017, net income attributable to Primoris will be between $0.90 and $1.10 per fully diluted share.

BACKLOG

	Backlog at June 30, 2016 (in millions)
Segment	Fixed Backlog	MSA Backlog	Total Backlog	Expected Next Four Quarters Total Backlog Revenue Recognition

West	$673	$487	$1,160	68%
East	641	4	645	64%
Energy	66	42	108	97%
Total	$1,380	$533	$1,913	69%

At June 30, 2016, Fixed Backlog was $1.38 billion, compared to $1.52 billion at December 31, 2015.

At June 30, 2016, MSA Backlog was $533 million, compared to $571 million at December 31, 2015.  MSA Backlog represents estimated MSA revenues for the next four quarters.

Total Backlog at June 30, 2016 was $1.91 billion, compared to $2.09 billion at December 31, 2015.

After quarter end, we received the release of an additional $46.6 million on a previously announce $290 million industrial and civil award.  This amount was not included in the June 30th backlog number.

Backlog, including estimated MSA revenues, should not be considered a comprehensive indicator of future revenues.  There is a certain percentage of total revenues, from projects such as cost reimbursable and time-and-materials projects, that do not flow through backlog.  Any project may still be cancelled at the convenience of our customers.

CONFERENCE CALL

David King, President and Chief Executive Officer, and Peter J. Moerbeek, Executive Vice President and Chief Financial Officer will host a conference call today, Thursday, August 4, 2016 at 11:30 am Eastern Time / 10:30 am Central Time to discuss the results.

Interested parties may participate in the call by dialing:

•            (877) 407-8293 (Domestic)

•            (201) 689-8349 (International)

If you are unable to participate in the live call, a replay may be accessed by dialing (877) 660-6853, conference ID 13641808, and will be available for approximately two weeks. The conference call will also be broadcast live over the Internet and can be accessed and replayed through the Investor Relations section of Primoris’ website at www.prim.com. Once at the Investor Relations section, please click on “Events & Presentations”.

ABOUT PRIMORIS

Founded in 1960, Primoris, through various subsidiaries, has grown to become one of the largest construction service enterprises in the United States. Serving diverse end markets, Primoris provides a wide range of construction, fabrication, maintenance, replacement, water and wastewater, and engineering services to major public utilities, petrochemical companies, energy companies, municipalities, and other customers. The Company’s national footprint extends from Florida, along the Gulf Coast, through California, into the Pacific Northwest and Canada. For additional information, please visit www.prim.com.

FORWARD LOOKING STATEMENTS

This press release contains certain forward-looking statements, including with regard to the Company’s future performance. Words such as “estimated,” “believes,” “expects,” “projects,” “may,” and “future” or similar expressions are intended to identify forward-looking statements.  Forward-looking statements inherently involve known and unknown risks, uncertainties, and other factors, including without limitation, those described in this press release and those detailed in the “Risk Factors” section and other portions of our Annual Report on Form 10-K for the period ended December 31, 2015, and other filings with the Securities and Exchange Commission.  Given these uncertainties, you should not place undue reliance on forward-looking statements.  Primoris does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact
Peter J. Moerbeek	Kate Tholking
Executive Vice President, Chief Financial Officer	Director of Investor Relations
(214) 740-5602	(214) 740-5615
pmoerbeek@prim.com	ktholking@prim.com

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Revenues	$456,811	$483,545	$887,257	$876,325
Cost of revenues	413,526	437,049	804,695	791,824
Gross profit	43,285	46,496	82,562	84,501
Selling, general and administrative expenses	32,498	38,547	65,156	72,307
Operating income	10,787	7,949	17,406	12,194

Other income (expense):
Foreign exchange gain	21	(140)	380	296
Other income (expense)	—	(45)	—	(89)
Interest income	52	6	91	18
Interest expense	(2,240)	(1,738)	(4,508)	(3,660)
Income before provision for income taxes	8,620	6,032	13,369	8,759

Provision for income taxes	(3,333)	(2,340)	(5,166)	(3,395)
Net income	5,287	3,692	8,203	5,364

Net income attributable to noncontrolling interests	(231)	(54)	(454)	(54)
Net income attributable to Primoris	$5,056	$3,638	$7,749	$5,310

Earnings per share:
Basic:	$0.10	$0.07	$0.15	$0.10
Diluted:	$0.10	$0.07	$0.15	$0.10

Weighted average common shares outstanding:
Basic	51,772	51,666	51,749	51,619
Diluted	52,022	51,815	51,950	51,770

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Amounts)

(Unaudited)

	June 30,	December 31,
	2016	2015
ASSETS

Current assets:
Cash and cash equivalents	$97,115	$161,122
Customer retention deposits and restricted cash	3,033	2,598
Accounts receivable, net	318,074	320,588
Costs and estimated earnings in excess of billings	133,606	116,455
Inventory and uninstalled contract materials	61,833	67,796
Prepaid expenses and other current assets	21,583	18,265
Total current assets	635,244	686,824
Property and equipment, net	293,450	283,545
Deferred tax asset - long-term	1,075	1,075
Intangible assets, net	33,199	36,438
Goodwill	126,161	124,161
Other long-term assets	958	211
Total assets	$1,090,087	$1,132,254

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$113,385	$124,450
Billings in excess of costs and estimated earnings	122,291	139,875
Accrued expenses and other current liabilities	100,449	93,596
Dividends payable	2,847	2,842
Current portion of capital leases	510	974
Current portion of long-term debt	50,159	54,436
Total current liabilities	389,641	416,173
Long-term capital leases, net of current portion	18	22
Long-term debt, net of current portion	199,868	219,853
Other long-term liabilities	11,953	12,741
Total liabilities	601,480	648,789
Stockholders’ equity
Common stock	5	5
Additional paid-in capital	165,987	163,344
Retained earnings	321,944	319,899
Non-controlling interest	671	217
Total stockholders’ equity	488,607	483,465
Total liabilities and stockholders’ equity	$1,090,087	$1,132,254

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2016	2015
Cash flows from operating activities:
Net income	$8,203	$5,364
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	30,850	28,512
Amortization of intangible assets	3,239	3,370
Gain on sale of property and equipment	(2,293)	(24)
Stock-based compensation expense	710	524
Changes in assets and liabilities:
Customer retention deposits and restricted cash	(435)	(904)
Accounts receivable	2,514	21,603
Costs and estimated earnings in excess of billings	(17,151)	(40,581)
Other current assets	2,708	(6,726)
Accounts payable	(11,065)	356
Billings in excess of costs and estimated earnings	(17,584)	(21,318)
Contingent earnout liabilities	—	(4,910)
Accrued expenses and other current liabilities	7,337	3,820
Other long-term assets	(747)	(1,800)
Other long-term liabilities	(788)	(4,547)
Net cash provided by (used in) operating activities	5,498	(17,261)

Cash flows from investing activities:
Purchase of property and equipment	(42,140)	(35,674)
Proceeds from sale of property and equipment	5,723	3,602
Sale of short-term investments	—	30,992
Cash paid for acquisitions	(4,108)	(22,302)
Net cash used in investing activities	(40,525)	(23,382)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	11,000
Repayment of capital leases	(468)	(714)
Repayment of long-term debt	(24,262)	(20,635)
Proceeds from issuance of common stock purchased by management under long-term incentive plan	1,439	1,621
Dividends paid	(5,689)	(4,124)
Net cash used in financing activities	(28,980)	(12,852)

Net change in cash and cash equivalents	(64,007)	(53,495)
Cash and cash equivalents at beginning of year	161,122	139,465
Cash and cash equivalents at end of the year	$97,115	$85,970